EXHIBIT 99A.1
COMBINED STATEMENTS OF INCOME          U S WEST COMMUNICATIONS GROUP
(UNAUDITED)

                        Quarter Ended            Year Ended
                         December 31,     %     December 31,     %
In millions              1995    1994  Change   1995    1994  Change
------------------------------ ------- -------------- ------- -------
OPERATING REVENUES
 Local service          $1,113  $1,032    7.8  $4,344  $4,067    6.8
 Interstate access         604     578    4.5   2,378   2,269    4.8
 Intrastate access         189     188    0.5     747     729    2.5
 Long-distance network     298     310   (3.9)  1,189   1,329  (10.5)
 Other services            235     218    7.8     826     782    5.6
                       ----------------       ----------------
Total operating revenue  2,439   2,326    4.9   9,484   9,176    3.4
                       ----------------       ----------------
OPERATING EXPENSES
 Employee-related          862     804    7.2   3,341   3,215    3.9
 Other operating           444     424    4.7   1,543   1,547   (0.3)
 Taxes other than
   income taxes             74      87  (14.9)    380     388   (2.1)
 Depreciation & amort.     528     488    8.2   2,042   1,908    7.0
                       ----------------       ----------------
Total operating
 expenses                1,908   1,803    5.8   7,306   7,058    3.5
                       ----------------       ----------------

 Income from operations    531     523    1.5   2,178   2,118    2.8

 Interest expense          112      99   13.1     427     376   13.6
 Gain on sales of rural
  telephone exchanges       24      34  (29.4)    136      82   65.9
 Other expense - net        11       -     -       41      21   95.2
                       ----------------       ----------------
Income before income
 taxes and extraordinary
 item                      432     458   (5.7)  1,846   1,803    2.4
 Income taxes              148     159   (6.9)    662     653    1.4
                       ----------------       ----------------
Income before extra-
 ordinary item             284     299   (5.0)  1,184   1,150    3.0

 Extraordinary item:
  Early extinguishment
  of debt, net of tax       (3)     -      -       (8)     -     -
                       ----------------       ----------------
NET INCOME                $281    $299   (6.0) $1,176  $1,150    2.3
                       ================       ================

EXHIBIT 99A.1 (cont'd.)
COMBINED STATEMENTS OF INCOME          U S WEST COMMUNICATIONS GROUP
(UNAUDITED)

                        Quarter Ended            Year Ended
In millions, except      December 31,    %      December 31,    %
per share amounts        1995    1994  Change   1995    1994  Change
------------------------------ ------- -------------- ------- -------
Pro forma average common
shares outstanding (#1)  472.6   460.1    2.7   470.7   453.3    3.8
                       ================       ================


Pro forma earnings
 per common share: (#1)
Income before            $0.60    0.65   (7.7)  $2.52    2.53   (0.4)
 extraordinary item
Extraordinary item       (0.01)     -      -    (0.02)     -      -
                       ----------------       ----------------
Pro forma earnings
 per common share        $0.59   $0.65   (9.2)  $2.50   $2.53   (1.2)
                       ================       ================













<F1>
#1: Effective November 1, 1995, each share of U S WEST, Inc.
common stock was converted into one share each of U S WEST Communi-cations Group common stock and U S WEST Media Group common stock. Earnings per common share have been presented on a pro forma basis to reflect the two classes of stock as if they were outstanding since January 1, 1994. For periods prior to the recapitalization the average common shares outstanding used in the earnings per average common share for the two classes of stock are assumed to be equal to the average common shares outstanding for U S WEST,Inc.